PIPER & MARBURY
                                            L.L.P.
                                     CHARLES CENTER SOUTH      WASHINGTON
                                   36 SOUTH CHARLES STREET     NEW YORK
                                Baltimore, Maryland 21201-3018 PHILADELPHIA
                                         410-539-2530          EASTON
                                        FAX: 410-539-0489

                                        February 26, 1997



The Lipper Funds, Inc.
101 Park Avenue
New York, New York  10178

     Re:  24f-2 Opinion

Dear Sirs:

          We have acted as special Maryland counsel to The Lipper Funds, Inc. (the "Fund"), in connection with the Company's filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the Company's fiscal year ended December 31, 1996. In that capacity, the Fund has requested that we render certain opinions under paragraph (b)(1) of Rule 24f-2.

           In response to such request, we have examined the Fund's charter and by-laws, a good-standing certificate recently issued by the Maryland State Department of Assessments and Taxation, certificates of officers of the Fund, and such statutes, regulations, corporate records, and documents that we deemed necessary or advisable for purposes of the opinions set forth below. We have also relied on the statements contained in the Fund's Rule 24f-2 Notice for the fiscal year ended December
31, 1996 regarding the matters set forth therein. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

           On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

           1. The Fund is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland; and

           2. The 20,247,091 shares of Common Stock of the Fund, par value $.001 per share, reported by the Company to have been issued during its fiscal year ended December 31, 1996, were legally issued, fully paid and nonassessable.

          This opinion is intended solely for the benefit and use of the party to whom it is addressed and may not be used by any other person without the prior written consent of Piper & Marbury L.L.P., provided that we consent to the filing of this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above.


                              Very truly yours,



                              /s/ Piper & Marbury L.L.P.